Exhibit 99

NEWS BULLETIN	HEMAGEN(R)DIAGNOSTICS, INC. 9033 Red Branch Road, Columbia, MD 21045

AT THE COMPANY:
William P. Hales, President & CEO
(443) 367-5500 Tel.
(443) 367-5527 Fax

FOR IMMEDIATE RELEASE September 2, 2004	OTC: HMGN.OB

HEMAGEN ANNOUNCES EXCHANGE OFFER
FOR 8% SENIOR SUBORDINATED SECURED CONVERTIBLE NOTES DUE APRIL 2005

COLUMBIA, MD – Hemagen Diagnostics, Inc., (NASDAQ: HMGN.OB) announced today that it has commenced an offer to exchange $6,090,000 principal amount of its 8% Senior Subordinated Secured Convertible Notes due 2005 (the “Notes”) for common stock and modified Notes. Hemagen is offering to exchange $2,040,000 of the Notes into Common Stock at $0.40 per share, subject to adjustment, and the remaining $4,050,000 of Notes will be exchanged for the modified Notes.

The modified Notes will be convertible into common stock at $0.75 per share after September 30, 2005, will mature on September 30, 2009, and will pay annual interest of 6% paid quarterly. Certain other terms will be adjusted as compared to the current outstanding Notes. Hemagen may prepay the outstanding principal balance at anytime after September 30, 2005. The modified Notes will have a similar security interest as the current Notes, but will be subordinated to $3,000,000 of assets, which may be pledged to secure a credit facility, which represents an increase over the current subordination of $1,000,000. The modified Notes will also be subordinated to any real estate financing the company may incur in the future for the purchase of a corporate facility.

William P. Hales, the Company’s Chairman, CEO and President owns $780,000 in Notes and will tender all of his Notes for exchange.

The effects of a successful exchange include reducing interest expense by approximately $280,000 per year, reducing non-cash amortization of discount on debt, extending the maturity of the debt, and increasing stockholders’ equity.

The exchange offer will expire at 12:00 midnight EDT, on September 30, 2004, unless extended by the Company. Hemagen will act as exchange agent for the offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Hemagen Diagnostics, Inc. The exchange offer will be made only through and upon the terms and conditions described in Hemagen Diagnostics, Inc’s, Offering Memorandum dated September 2, 2004, and related letter of transmittal. Hemagen, has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The Tender Offer Statement (including an offering circular, a related letter of transmittal and other offering documents) contains important information that should be read carefully before any decision is made with respect to the offer. The offering circular, the related letter of transmittal and certain other documents are being sent to all holders of Hemagen, existing Notes, at no expense to them. The Tender Offer Statement (including the offering circular, the related letter of transmittal and all other documents filed with the Securities and Exchange Commission) are available at no charge at the Securities and Exchange Commission website at http://sec.gov or from Hemagen at dricci@hemagen.com.

Investors may also contact Mr. Hales, at Hemagen Diagnostics, Inc., to obtain information about the exchange offer, including copies of the offering circular and related documents.

Hemagen Diagnostics, Inc., is a biotechnology company that develops, manufactures, and markets more than 150 FDA-cleared proprietary medical diagnostic test kits used to aid in the diagnosis of certain autoimmune and infectious diseases. Hemagen also manufactures and markets a complete line of Clinical Chemistry Reagents through its wholly owned subsidiary RAICHEM. In addition, Hemagen manufactures and sells the Analyst® an FDA-cleared Clinical Chemistry Analyzer used to measure important constituents in human and animal blood, and the Endochek, a clinical chemistry analyzer used to measure important constituents in animal blood. In the United States, the Company sells its products directly to physicians, veterinarians, clinical laboratories and blood banks and on a private-label basis through multinational distributors of medical supplies. Internationally, the Company sells its products primarily through distributors. The Company sells the Analyst® and the Endochek both directly and through distributors servicing physicians’ office laboratories and veterinarians’ offices. Hemagen’s products are used in many of the largest Laboratories, Hospitals, and Blood Banks around the world. Hemagen sells its products to over 1,000 customers worldwide. The company focuses on markets that offer significant growth opportunities. The Company was incorporated in 1985 and became a public company in 1993.

Except for any historical information contained herein, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including those described in the Company’s Securities and Exchange Commission Reports and Filings.

Certain Statements contained in this News Bulletin that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward looking statements because they involve unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Forward looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning the establishments of reserves and adjustments for dated and obsolete products, expected financial performance, on-going business strategies and possible future action, which Hemagen intends to pursue to achieve strategic objectives, constitute forward-looking information. The sufficiency of such reserves and adjustments, expected performance, implementation of on-going business strategies and possible future action, the achievement of financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance to differ materially from these forward looking statements, include without limitation, management’s analysis of Hemagen’s assets, liabilities and operations, the failure to sell date sensitive inventory prior to its expiration, the inability of particular products to support goodwill allocated to them, competition, new product development by competitors which could render particular products obsolete, the inability to develop or acquire and successfully introduce new products or improvements of existing product costs and difficulties in complying with laws and regulations administered by the U. S. Food and Drug Administration and the ability to assimilate successfully product acquisitions.